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                                                                      EXHIBIT 99

CNG logo



FOR IMMEDIATE RELEASE



               CONSOLIDATED NATURAL GAS ANNOUNCES AMENDED MERGER
                       AGREEMENT WITH DOMINION RESOURCES

               CNG shareholders to receive $66.60 per CNG share
                      in a combination of stock and cash




PITTSBURGH - May 11, 1999 -- Consolidated Natural Gas Company ("CNG") [NYSE:
CNG] today announced that its board of directors unanimously approved a revised merger agreement with Dominion Resources, Inc. [NYSE:D] under which CNG shareholders would receive a combination of Dominion common stock and cash with a firm value of $66.60 per CNG share. Up to 60% of the consideration to CNG shareholders will be in the form of Dominion common stock and the balance will be in cash. The common stock portion of the transaction is expected to be tax-free to CNG shareholders.


The CNG board today also announced that after careful consideration it has rejected the unsolicited proposal from Columbia Energy Group [NYSE:CG]. The CNG board concluded that the revised Dominion transaction is better for CNG shareholders due to its certainty and timing, the strategic benefits of a gas and electric combination, and the upside potential to shareholders of an investment in the combined CNG/Dominion.


The board, in reaching its decision, relied in part on the advice of its financial and regulatory advisors. In studying a possible combination with Columbia Energy, a thorough review of the regulatory situation in each of the principal states in which the combined company would operate was conducted. This review included the analyses and advice of several regulatory experts, including former public utility commissioners.


CNG shareholders will receive the Dominion dividend in effect at the time of the closing of the transaction. Dominion has said that it intends to maintain its current dividend of $2.58 per share.


George A. Davidson, Jr., chairman and chief executive officer of CNG, said, "We believe that a combination of CNG and Dominion best serves our shareholders because it makes strategic sense and has a straightforward roadmap to completion. Together, we will have the scale, scope and skills to be successful in the competitive energy marketplace."
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CNG noted that its regulatory filings for the CNG/Dominion combination are largely completed. On April 5, 1999, filings were made with the Securities and Exchange Commission and in North Carolina, Pennsylvania, Virginia, and West Virginia. The Hart-Scott-Rodino filing was made on May 10, 1999 and CNG anticipates filing with the Federal Energy Regulatory Commission shortly. It is anticipated that the CNG/Dominion transaction would close, at the latest, in early 2000.


Mr. Davidson continued, "The combined company will be able to offer a complete line of energy products as the $300 billion gas and electric industries converge. The combined company will be able to offer energy, gas and/or electricity, to both retail and wholesale customers, through the combined company's generation and pipeline assets. We expect to cross-market gas to electric customers and electricity to gas customers. In addition, the combined company will benefit from the arbitrage available among fuel sources."

A CNG/Dominion combination will have an energy portfolio of more than 20,000 megawatts of power generation, and nearly 3 trillion cubic feet equivalent in natural gas and oil reserves producing more than 300 billion cubic feet equivalent annually. It will operate a major interstate gas pipeline system and the largest natural gas storage system in North America. The combined company will rank as one of the largest independent oil and gas producers in North America measured by reserves.


The combined CNG/Dominion will form one of the nation's largest integrated energy companies, serving nearly 4 million retail customers in five states. Market capitalization of the combined entity will be approximately $25 billion -consisting of approximately $14.4 billion in equity, $9.5 billion in debt and minority interests, and $1.1 billion in preferred stock.


CNG shareholders will have the right to make an election, subject to pro-ration, as to whether they would prefer to receive cash or stock. Under the terms of the agreement, approximately 40% of the CNG shares will be converted into $66.60 in cash. Each of the remaining CNG shares will be converted into a number of shares of Dominion common stock, not to exceed 1.52, with a value equal to $66.60. If the value of 1.52 Dominion shares is less than $66.60, a cash "top-up" will be added to bring the total per share value to $66.60. The amount of cash to be paid to CNG shareholders will be reduced, and replaced by Dominion stock with an equivalent value, if necessary to ensure that legal opinions can be delivered that the stock consideration received by CNG shareholders will not result in the recognition of gain for tax purposes.


The transaction is conditioned, among other things, upon the approvals of shareholders of both companies, opinions of counsel on the tax-free nature of the stock portion of the transaction, approvals of various federal regulatory agencies, and the completion of regulatory processes in the states where the combined company will operate. The transaction is not conditioned upon obtaining financing.


Merrill Lynch & Co. acted as financial advisor to CNG. Cahill Gordon & Reindel and Buchanan, Ingersoll P.C. acted as legal counsel to CNG.


Consolidated Natural Gas Company (CNG) is one of the nation's largest producers, transporters, distributors and retail marketers of natural gas. The company's natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. CNG explores for and produces oil and natural gas in the United States and Canada, and makes selective investments abroad.
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This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the company's SEC reports.

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Contacts:

   Media:                                                           Investors:
   Chet Wade / Dan Donovan                                          Jim Garrett
   412-690-1361                                                    412-690-1485

                           Abernathy MacGregor Frank
                        Joele Frank / Judith Wilkinson
                                 212-371-5999